ASSET PURCHASE AGREEMENT


      ASSET PURCHASE AGREEMENT, dated as of March 24, 2006 (this "Agreement"), among National Investment Managers Inc., a Florida corporation ("NIM"), ABR Advisors, Inc. (formerly known as IB Resources, Inc.), a Delaware corporation ("Advisors"), Benefit Management, Inc., a Massachusetts corporation ("BMI"), Kerns Asset Management, LLC, a Texas limited liability company ("KAM") and M. Lane Kerns and Billie Kerns (jointly referred to as "Kerns", and together with KAM, the "Buyers"). NIM, BMI and Advisors are sometimes each referred to herein as a "Seller" and, collectively, as the "Sellers."

                                    RECITALS:

      A. Advisors is the owner of all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Capital Shares"), of MLK Capital Management, Inc., a Texas corporation ("Capital").

      B. NIM is the owner of 100% of the issued and outstanding capital stock of Advisors.

      C. BMI is the owner of certain assets to be acquired by KAM hereunder.

      D. Sellers desire to sell and transfer to Kerns, and Kerns desires to purchase and acquire, all of the Sellers' right, title and interest in and to the Capital Shares, and KAM desires to purchase certain other assets owned by NIM described herein, all on the terms and provisions and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal adequacy of which is acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      The terms defined in this Article I, whenever used in this Agreement (including, without limitation, the exhibits and schedules attached hereto), shall have the following meanings:

      1.1 "Acquired Assets" has the meaning given such term in Section 2.1 of this Agreement.

      1.2 "Action" means any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Body or authority or any arbitrator or arbitration panel.

      1.3 [INTENTIONALLY OMITTED]
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      1.4 "Advisors" has the meaning given such term in the first paragraph of this Agreement.

      1.5 "Affiliate" of any Person (as such term is hereinafter defined) means any stockholder, member, Person or entity controlling, controlled by or under common control with such Person, or any director or officer of such Person. For purposes of this definition, the term "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      1.6 [INTENTIONALLY OMITTED]

      1.7 "Assigned Contracts" means the Contracts being assigned by Sellers to KAM hereunder for administration of the plans set forth on Schedule 1.7 annexed hereto.

      1.8 "Associates" means M.L. Kerns & Associates, Inc., an Oklahoma corporation that merged with and into BMI in May 2004.

      1.9 "Associates Business" means the assets, client relationships and liabilities related to the third party administrator business that was formerly operated by Associates and is currently operated by BMI, as such business is presently conducted, as more specifically described in Exhibit 1.9 annexed hereto.

      1.10 "Assumed Liabilities" has the meaning given such term in Section 2.2 of this Agreement

      1.11 "Authorizations" means all licenses, permits, franchises, approvals, authorizations, qualifications, concessions or the like, issued or granted by any federal, state, local or foreign Governmental Body, or by any nongovernmental entity to any Person or which in any way relate to the business, operations, activities, properties and assets of such Person.

      1.12 "BMI" has the meaning given such term in the first paragraph of this Agreement.

      1.13 "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      1.14 "Business" means, collectively, the business, activities and operations of Capital and the Associates Business, as presently conducted.

      1.15 "Buyer Indemnified Person" has the meaning given such term in Section
7.2 of this Agreement.

      1.16 "Buyers" has the meaning given such term in the first paragraph of this Agreement.

      1.17 "Cafeteria Plan Clients" means the client relationships under the cafeteria plans to be assigned to KAM hereunder as a portion of the Associates Business, as more specifically set forth on Exhibit 1.17 annexed hereto.

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      1.18 "Capital" has the meaning given such term in the Recitals to this
Agreement.

      1.19 "Capital Balance Sheet" means the balance sheet of Capital as of February 28, 2006, attached hereto as Exhibit 1.19.

      1.20 "Capital Shares" has the meaning given such term in the Recitals to this Agreement.

      1.21 [INTENTIONALLY OMITTED]

      1.22 "Closing" has the meaning given such term in Section 3.1 of this Agreement.

      1.23 "Closing Date" has the meaning given such term in Section 3.1 of this Agreement.

      1.24 "Code" means the Internal Revenue Code of 1986, as amended.

      1.25 "Contract" means any contract, lease, license, agreement or other binding commitment.

      1.26 "Disclosure Schedule" shall mean the Disclosure Schedules delivered by the Sellers to Buyers contemporaneously with this Agreement.

      1.27 [INTENTIONALLY OMITTED]

      1.28 "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

      1.29 "Governmental Body" means any court, tribunal, arbitrator, executive or regulatory authority, tax authority, agency, commission, official or other instrumentality of the United States of America, any foreign country or any domestic or foreign state, county, city, municipality or other political subdivision.

      1.30 "Indemnification Acknowledgment" has the meaning given such term in
Section 7.4(a)(ii) of this Agreement.

      1.31 "Indemnitee" has the meaning given such term in Section 7.4(a) of this Agreement.

      1.32 "Indemnitor" has the meaning given such term in Section 7.4(a) of this Agreement.

      1.33 "Kerns" has the meaning given such term in the first paragraph of this Agreement.

      1.34 "knowledge", "known", "best of knowledge", shall mean those matters of which the applicable Person is "aware" and language of similar import shall include all matters actually or constructively known or which should be known by such Person after due diligence and reasonable investigation.

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      1.35 "Laws" means any law, statute, rule, regulation or code issued, enacted, promulgated or implemented by any Governmental Body.

      1.36 "Legal Requirement" of a Person means any Law, or any order, judgment or other direction of a court, arbitration panel or other tribunal resolution or any Governmental Body, or any other Authorization applicable to such Person, or to any of its properties, assets or business.

      1.37 "Liens" means any lien, pledge, mortgage, security interest, charge, option, transfer restriction or other restriction or encumbrance, whether or not relating to the extension of credit or the borrowing of money.

      1.38 "Losses" has the meaning given such term in Section 7.2 of this Agreement.

      1.39 "KAM" has the meaning given such term in the first paragraph of this Agreement.

      1.40 "material adverse effect" means, with respect to any Person, any material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, relations with employees, customers or suppliers or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.

      1.41 "NIM" has the meaning given such term in the first paragraph of this Agreement.

      1.42 "Notice of Claim" has the meaning given such term in Section 7.4(a)(i) of this Agreement.

      1.43 "Order" means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Body.

      1.44 "Organizational Documents" means, with respect to any entity, the certificate of incorporation, operating agreement, by-laws, certificate(s) of designation or other constitutional documents of such entity.

      1.45 "Person" means any natural individual, corporation, partnership, joint venture, trust, limited liability company, association, organization, firm or other entity.

      1.46 "Prior Agreements Release" has the meaning given to that term in
Section 6.2 of this Agreement.

      1.47 "Purchase Price" has the meaning given to that term in Section 2.4 of this Agreement.

      1.48 "Related Agreements" means the agreements the execution of which are contemplated in this Agreement.

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      1.49 "Seller Indemnified Person" has the meaning given such term in
Section 7.3 of this Agreement.

      1.50 "Seller" or "Sellers" has the meaning given such term in the first paragraph of this Agreement.

      1.51 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      1.52 "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any), and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group, or (C) a contractual arrangement or otherwise.

      1.53 "Third Party Claim" means a claim or demand made by any Person who is not a party to this Agreement against an Indemnitee.

                                   ARTICLE II

                      SALE AND PURCHASE OF ACQUIRED ASSETS

      2.1 Sale and Purchase of Acquired Assets. Upon the terms and provisions and subject to the conditions hereof, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to KAM and Kerns, and KAM and Kerns shall purchase and acquire from Sellers, the following respective properties, rights and assets:

            (a) Advisors shall sell, assign, convey and deliver to M. Lane Kerns and Billie Kerns jointly, the Capital Shares.

            (b) BMI shall assign, convey and deliver to KAM those properties, rights and assets of NIM specific to the Associates Business that are listed on Schedules 1.7, 1.17 and 2.1(b) annexed hereto (the "Associates Business Assets").

The Capital Shares and the Associates Business Assets are collectively referred to herein as the "Acquired Assets".

      2.2 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, KAM shall assume and thereafter pay, perform and discharge when due, the following liabilities of NIM relating to the Associates Business (the "Assumed Liabilities"):

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            (a) the liabilities of NIM listed on Schedule 2.2(a) annexed hereto;
and

            (b) all liabilities to perform the Assigned Contracts (to the extent not included in Schedule 2.2(a)) following the Closing.

The Assumed Liabilities shall be the sole responsibility of, and shall be paid, performed and discharged solely by, KAM.

      2.3 Limitation of Liability. KAM shall not assume or take title to the Associates Business Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Sellers (whether or not referred to in any Schedule or Exhibit hereto) or any Affiliate of Sellers, except as specifically provided in Section 2.2, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities and obligations that Sellers or any Affiliate of Sellers has or may have currently or in the future with respect to the Associates Business Assets (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Sellers, and whether due or to become due), other than the Assumed Liabilities, shall be and remain the liabilities and obligations of Sellers or its Affiliates.

      2.4 Purchase Price; Allocation. The full and complete purchase price for the Acquired Assets ("Purchase Price") shall consist of the following:

            (a) cash in the amount of $900,000, and

            (b) the assumption by KAM of the Assumed Liabilities.

      The Purchase Price shall be allocated by NIM, for itself and on behalf of Advisors, and KAM in the manner set forth on Exhibit 2.4. Each of NIM, KAM and Kerns agrees to prepare and file their own state, local and foreign income Tax Returns and other filings reflecting the transactions contemplated in this Agreement on a basis consistent with such allocation. In any action or proceeding related to the determination of any Tax, neither NIM nor Buyers shall contend or represent that such allocation is not a correct allocation.

      2.5 Termination of Intercompany Obligations. Effective as of the Closing, all obligations of NIM and its Affiliates to Capital and of Capital to NIM and its Affiliates on account of cash withdrawals, loans or advances (including all amounts reflected as "due to" or "due from" on the Capital Balance Sheet) shall be terminated and shall be of no further force and effect.


                                  ARTICLE III

                                     CLOSING

      3.1 The Closing. The closing of the purchase and sale of the Acquired Assets hereunder and the other transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. local time on the date hereof (the "Closing Date"), at the offices of Buyers' counsel, Thompson & Knight LLP or such other location as may be agreed to in writing by Buyers and Sellers. All transactions contemplated hereunder to occur on the Closing Date shall be deemed to have occurred simultaneously at 12:01 a.m. (local time) on the Closing Date.

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      3.2 Obligations of the Sellers. At the Closing and subject to the terms, provisions and conditions contained herein, the Sellers shall take all actions and do all things necessary to sell, transfer, assign, convey and deliver the Capital Shares to Kerns and the Associates Business Assets to KAM, free and clear of any and all Liens, and to consummate the transactions contemplated herein, including, without limitation, delivering or causing to be delivered to Buyer the following:

            (a) a bill of sale or other appropriate document evidencing the transfer to KAM of the Associates Business Assets;

            (b) a stock power duly executed in blank, sufficient to transfer the Capital Shares to Kerns on the books of the Capital (it being acknowledged and agreed that the stock certificate evidencing the Capital Shares is held in escrow by counsel to Kerns);

            (c) executed originals of all consents and Authorizations necessary or required to be obtained in order to consummate the transactions contemplated herein;

            (d) resignations of the existing directors and officers of Capital set forth on Schedule 3.2(d) annexed hereto;

            (e) evidence that each of Messrs. Neuhaus and Salzman have been removed from any bank accounts or lockboxes maintained by Capital to which they are an authorized signatory;

            (f) the Prior Agreements Release, duly executed by NIM;

            (g) the original minute books and stock record books of Capital and all files and records of KAM and Capital, including, without limitation, Tax information of Capital incorporated into consolidated Tax returns of Capital's parent company; and

            (h) such instruments of assignment and consents of third parties and Governmental Bodies as shall be required to vest in the respective Buyers good and marketable title to the Acquired Assets being purchased by them, including, without limitation, assignments of the Assigned Contracts to KAM.

      3.3 Obligations of Buyers. At the Closing and subject to the terms, provisions and conditions contained herein, Buyers shall deliver to NIM, as agent for the Sellers, the following:

            (a) Buyers shall deliver the cash consideration for the Acquired Assets;

            (b) KAM shall deliver an agreement evidencing the assumption by KAM of the Assumed Liabilities; and

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            (c) Kerns shall deliver the Prior Agreements Release, duly executed by Billie and M. Lane Kerns.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF NIM

            NIM hereby represents and warrants to Buyers as follows:

      4.1 Status and Authority. Each Seller is a corporation organized and validly existing and in good standing under the laws of the state of its incorporation and has the power to own its respective Acquired Assets. Capital is a corporation organized and validly existing under the laws of the State of Texas. Each Seller has the power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement and each Related Agreement have been duly authorized by the respective Board of Directors of each Seller. This Agreement and each Related Agreement is, or upon the execution and delivery thereof will be, duly and validly executed and delivered by each Seller and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. No Seller is the subject of any bankruptcy, reorganization or similar proceeding.

      4.2 No Conflicts.

            (a) The execution, delivery and performance of this Agreement by the Sellers will not (i) conflict with the Organizational Documents of either Seller or Capital, or (ii) breach or violate any Laws or Order applicable to either Seller, or constitute a default under, or give rise to any right of contingent payment, termination, cancellation, acceleration, non-renewal or any other contingent right, or result in the creation of any Lien upon any of the Acquired Assets under any mortgage, agreement, deed of trust, indenture or any other instrument to which either Seller or, to NIM's knowledge, Capital is a party or by which either Seller or any of the Acquired Assets are bound.

            (b) Except for a consent of Laurus Master Fund, Ltd., which consent has been provided to NIM, no consent, approval or authorization of or filing with any third party or Governmental Body is required on the part of either Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

      4.3 Title to Acquired Assets. Each Seller has, and, at the Closing, will transfer and deliver to the Buyers, good and marketable title to the Acquired Assets being acquired by each Buyer, free and clear of all Liens.

      4.4 Capital Shares. The authorized capital stock of Capital consists of 100,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which are held beneficially and of record by Advisors, free and clear of all Liens. All such issued and outstanding Capital Shares are duly authorized, validly issued, fully paid and nonassessable. There are no shares of capital stock or other equity securities of Capital issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which Capital is a party or may be bound requiring the issuance or sale of shares of any capital stock of Capital, the voting of any capital stock of Capital or otherwise restricting or limiting in any way any rights relating thereto.

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      4.5 Contracts. Schedule 1.7 to the Sellers' Disclosure Schedule lists the plans to be administered under the Assigned Contracts, copies which have been made available to the Buyer for review. Except as set forth on Schedule 1.7 to the Sellers' Disclosure Schedule, each Assigned Contract: (i) is in full force and effect; and (ii) is a valid and binding obligation of the Seller party thereto, enforceable in accordance with its terms. Except as set forth on
Schedule 1.7 to the Sellers' Disclosure Schedule, no consent is required for the assignment of any Assigned Contract to Buyer, and the transactions contemplated herein will not result in a breach of, default under or termination of any Assigned Contract, whether on account of a change of control or otherwise. Except as set forth on Schedule 1.7 to the Sellers' Disclosure Schedule, there is no default under or material breach by either Seller that, with or without the giving of notice or lapse of time or both, would constitute a default under any Assigned Contract.

      4.6 Financial Information. The Capital Balance Sheet fairly presents the financial position of Capital as of February 28, 2006, and has been prepared in accordance with GAAP consistently applied.

      4.7 Absence of Undisclosed Liabilities. To the knowledge of NIM, Capital does not have any liability, except (i) those expressly reflected or reserved against on Capital Balance Sheet, (ii) liabilities incurred by Capital in the ordinary course of its business consistent with its past practice since the date of the Capital Balance Sheet (other than any such liability arising from breach of Contract, breach of warranty, tort, infringement, violation of any Law, Order or Legal Requirement) and not in violation of the requirements of this Agreement.

      4.8 Tax Matters. With respect to any period commencing on or after November 14, 2003:

            (a) Capital, Advisors or their Affiliates have duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to Capital with the IRS or other applicable Taxing authority, all information provided in each such Tax Return is true, correct and complete and no extensions with respect to such Tax Returns have been requested or granted;

            (b) Capital, Advisors or their Affiliates have paid, or have adequately reserved against on the Capital Balance Sheet, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to Capital;

            (c) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of the Tax Returns;

            (d) Capital, Advisors or their Affiliates have made all deposits required with respect to Taxes payable by Capital; and

            (e) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from or on behalf of Capital.

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      4.9 Litigation; Compliance with Laws. There are no judicial or administrative Actions or investigations pending or, to NIM's knowledge, threatened in writing before any Governmental Body, and there is no Order outstanding against the Acquired Assets which question the validity of this Agreement or any action taken or to be taken by the Sellers in connection herewith. Neither the Sellers nor, to NIM's knowledge, Capital, is in violation of, nor has it violated (i) any Law applicable to the Acquired Assets, or (ii) any Order or similar action of any Governmental Body applicable to the Acquired Assets.

      4.10 Absence of Changes. Since February 28, 2006, except as otherwise set forth in this Agreement or reflected in Schedule 4.10 to the Sellers' Disclosure Schedule, the Sellers have not:

            (a) purchased or redeemed any shares of capital stock of Capital or declared or made any dividend or other distribution in respect of the capital stock of Capital or otherwise transferred whether by loan or other means amounts earned by, belonging to or attributable to Capital or the Associates Business;

            (b) incurred any liabilities or obligations for or on behalf of Capital, except current liabilities and obligations incurred in the ordinary course of the business of Capital and the Associates Business;

            (c) mortgaged, pledged or subjected to any Lien any of Capital's properties or assets;

            (d) disposed or agreed to dispose of any properties or assets of Capital;

            (e) cancelled, waived or forgiven any debts or claims of Capital; or

            (f) repaid any debt of Capital or prepaid any debt of Capital prior to the due date for any such payment.

      4.11 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the intervention of any Person acting on behalf of the Sellers in such manner as to give rise to any valid claim against the Buyer or the Sellers for any brokerage or finder's commission, fee or similar compensation.

      4.12 Additional Information Regarding Banking Matters. Schedule 4.12 of the Sellers' Disclosure Schedule lists all bank accounts and lockboxes maintained by Capital and for Associates and all authorized signatories thereon.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           The Buyers represent and warrant to each Seller as follows:

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      5.1 Corporate Status and Authority. KAM is a limited liability company organized and validly existing under the laws of the state of Texas, with the power and authority to conduct its business, to own or lease its properties as now conducted, owned or leased, to execute and deliver this Agreement and to perform its obligations hereunder. KAM has heretofore made available to the Seller complete and correct copies of its Organizational Documents as currently in effect. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of KAM. This Agreement and each Related Agreement is, or upon the execution and delivery thereof will be, duly and validly executed and delivered by each Buyer and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms.

      5.2 No Conflicts.

            (a) Except as otherwise set forth in this Agreement, the execution, delivery and performance of this Agreement by the Buyers will not result in (i) any conflict with the Organizational Documents of KAM, (ii) any breach or violation of or default under any Order, Law or Legal Requirement or any mortgage, agreement, deed of trust, indenture or any other instrument by which any of the Buyers or any of their respective properties or assets are bound or
(iii) the creation or imposition of any Lien thereon.

            (b) Except as otherwise set forth in this Agreement or as required under the Investment Advisers Act and the regulations promulgated thereunder, no consent, approval or authorization of or filing with any third party or Governmental Body is required on the part of the Buyers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. In connection with the foregoing, Buyers hereby represent that, following the Closing, neither NIM nor any Affiliate of NIM will have any obligations or liabilities of any nature whatsoever under the Lease Agreement, dated November 19, 2001, as amended by a First Amendment dated as of September 1, 2004, as the same may have been further amended through the date hereof, between Walton Houston Galleria Office, L.P., as landlord, and Capital, as successor-in-interest to Associates, as tenant thereunder.

      5.3 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyers in such manner as to give rise to any valid claim against the Buyers or the Sellers for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE VI

                                    COVENANTS

      6.1 BPI California Operations. KAM shall provide certain technical and software support for NIM's Benefits Planning, Inc. operations in California for the administration of retirement plans on Relius, as more particularly set forth on Exhibit 6.1 annexed hereto, through December 31, 2006, to the extent reasonably required to transition those plans to NIM's own systems. NIM shall provide written notice ninety (90) days in advance of any earlier termination of such services. Such technical and software support shall be provided to NIM at KAM's cost, and NIM shall reimburse KAM for any additional costs or expenses incurred by KAM in connection with the provision of such services to NIM.

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      6.2 Termination of Prior Agreements. Effective as of the date hereof, the agreements and ancillary documents executed by M. Lane Kerns, Billie Kerns and Investment & Benefit Services, Inc. ("IBS") on or about November 14, 2003, pursuant to which IBS purchased the capital stock of Capital and Associates, and any liabilities or obligations of NIM (if any) under the Employment Agreement, dated as of October 1, 2003, between Capital and M. Lane Kerns, are hereby terminated. Contemporaneously herewith, Billie Kerns, M. Lane Kerns and NIM are entering into a release with respect to the foregoing in the form of Exhibit 6.2 annexed hereto (the "Prior Agreements Release").

      6.3 Cafeteria Plan Records. Promptly following the date hereof, NIM shall forward to KAM all records relating to the Cafeteria Plan Clients, which records were previously administered by Associates and transferred to BMI at the end of 2005, and NIM shall continue to provide support to KAM through December 31, 2006, to the extent reasonably required to transition such clients to KAM's system.

      6.4 Liability for Taxes, Filing Returns.

            (a) NIM, the common parent of the affiliated group of corporations (the "Seller Group"), of which Capital is a member, shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to Capital for all Taxable years and periods ending on or before the Closing Date. NIM shall be solely liable for and shall pay all Taxes due on such Tax Returns for all periods covered by such Tax Returns. NIM will include, or cause to be included, the income of Capital (including any deferred income triggered into income by Treas. Reg. ss.ss. 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. ss. 1.1502-19) on the consolidated federal and consolidated, unitary or combined state and local income Tax Returns of NIM and the Seller Group for all periods through the Closing Date and will pay or cause to be paid any federal and state income Taxes attributable to such income. Capital will furnish Tax information to NIM for inclusion in the consolidated federal and state consolidated, unitary or combined income Tax Returns for NIM and the Seller Group for the period ending on the Closing Date in accordance with the past custom and practice of Capital. Capital's income will be apportioned to the period up to and including the Closing Date and to the period after the Closing Date by closing the books of Capital as of the end of the Closing Date.

            (b) Capital shall be solely liable for all of its Taxes for all Taxable years and periods commencing after the Closing Date. Capital shall cause to be prepared and duly file all of its Tax Returns for Taxable periods commencing after the Closing Date. Capital shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns.

      6.5 Audits. NIM will allow Capital to participate at Capital's expense in any audits of the consolidated federal and consolidated, unitary or combined income Tax Returns of NIM and the Seller Group to the extent that such audits relate to Capital. NIM will not settle, or cause to be settled, any such audit in a manner which would materially adversely affect Capital after the Closing Date unless NIM obtains the prior written consent of Capital, which consent shall not unreasonably be withheld.

                                  ARTICLE VII

                                 INDEMNIFICATION

      7.1 Survival of Representations and Warranties. All representations and warranties of NIM in Article IV and of the Buyers in Article V hereof shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided however, that the representations and warranties of NIM in Sections 4.1 through 4.4 and Section 4.8 and the first sentence of Section 4.9 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable Law.

      7.2 Indemnification by the Sellers. On the condition that the Closing is effected, the Sellers shall indemnify and hold harmless Buyers and their Affiliates (including Capital), and each of their respective directors, officers, employees, agents, representatives, stockholders and controlling parties and all of their successors and assigns (each a "Buyer Indemnified Person") from and defend each of them from and against and will pay each Buyer Indemnified Person for any and all demands, claims, actions, liabilities, losses, damages (including, without limitation, special, consequential and punitive damages), costs, penalties and expenses (including, without limitation, interest, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professionals and experts), whether or not involving a Third Party Claim (after taking into account any insurance recovery from any of such Buyer's insurance policies that insures against the foregoing, but without regard to any Tax benefit that may be obtained as a result thereof) (collectively, "Losses") asserted against, imposed upon or incurred by any such Buyer Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of NIM contained herein that survives the Closing; and

            (b) any breach of any agreement, covenant or obligation of NIM contained herein; and

      7.2A Tax Indemnification by the Sellers.

            (a) Sellers shall indemnify Capital and the Buyers and hold them harmless from and against (i) any liability for Taxes of Capital due in respect of any Tax periods ending during the period commencing on November 14, 2003 and ending on or before the Closing Date (other than Taxes specifically and fully reserved on the Capital Balance Sheet, but excluding any reserve for deferred Taxes to reflect timing differences between book and Tax income), and (ii) any liability that may be imposed on Capital pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or pursuant to any analogous provision of state or local law, as a result of the affiliation of Capital with Sellers or an Affiliate of Sellers.

            (b) Sellers also agree to indemnify, defend and hold harmless Capital and the Buyers from and against any and all costs sustained in a Tax period of Capital ending after the Closing Date arising out of the settlement or other resolution (without the consent of Buyers) of a proposed Tax adjustment which relates to a Tax period during the period commencing on November 14, 2003 and ending on or before the Closing Date. For example, if Sellers agree in an income Tax audit to reduce the depreciable basis of property acquired by Capital during the period following November 14, 2003 and before the Closing Date, Sellers shall be liable for any additional Taxes due from Capital by reason of reduced depreciation deductions.

            (c) In the case of any representation, warranty and agreement of Sellers in Section 4.8 and any other representation or warranty relating to or affecting Capital's liability for Taxes, whether Capital's own Taxes or its liability, if any (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6) for the Taxes of Sellers or any former or present Affiliate or subsidiary of Sellers, the same shall survive until the later of the final resolution of any judicial or administrative proceeding involving any such Tax or expiration of any statute of limitations (including any suspensions, tollings or extensions thereof.)

      7.3 Indemnification by Buyers. On the condition that the Closing is effected, Buyers shall indemnify and hold harmless the Sellers and the Sellers' legal representatives, if any (each a "Seller Indemnified Person"), from and defend each of them from and against and will pay each Seller Indemnified Person for any and all Losses asserted against, imposed upon or incurred by any such Seller Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of Buyers contained herein that survives the Closing; and

            (b) any breach of any agreement, covenant or obligation of Buyers contained herein.

      7.4 Indemnification Procedures - Third-Party Claims.

            (a) The rights and obligations of a party claiming a right to indemnification under this Article VII (each an "Indemnitee") from another party hereto (each an "Indemnitor") in any way relating to a Third Party Claim shall be governed by the following procedures of this Section 7.4:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any action, suit or proceeding, or any written threat thereof, or any state of facts which the Indemnitee reasonably determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Article VII, which notice shall set forth the nature and basis of the claim and the amount thereof (or a reasonable estimate of such amount), to the extent known and any other reasonably relevant information in the possession of the Indemnitee (a "Notice of Claim"). No failure to give a Notice of Claim shall affect the indemnification obligations of an Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim. If notice of any claim for indemnification under Section 7.2 or Section 7.3 hereof shall have been given within the applicable survival period set forth in Section 7.1, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

                  (ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days after the Indemnitor's receipt of the Notice of Claim, that the Indemnitor is undertaking and will prosecute the defense of the claim under the indemnity agreements contained in this
Article VII and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is the obligation of the Indemnitor, with respect to which the Indemnitor is obligated to indemnify and hold harmless the Indemnitee hereunder and that the Indemnitor will be able to pay the full amount of potential liability in connection with such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal which legal counsel for the Indemnitee shall deem appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. In the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such time period, or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume control of the defense (with legal counsel chosen by the Indemnitee) and defend, settle or dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own legal counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such legal counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such legal counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor or (B) the Indemnitee shall have reasonably concluded, based upon a written opinion of legal counsel to the Indemnitee, a copy of which shall be furnished to the Indemnitor, that there may be conflicts in the defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor (if the Indemnitor is also a party or potential party to the claim) or the claim is one which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                  (iii) The Indemnitee or the Indemnitor, as the case may be, depending upon who is controlling the defense of the action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not the other is represented by legal counsel. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 7.4(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment or is subject to a privilege.

            (b) The Indemnitor shall not settle any claim, action, suit or proceeding which Indemnitor has undertaken to defend, in accordance with the procedures set forth in this Article VII, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation on the part of the Indemnitee to contribute to any payment made to settlement of the claim, action, suit or proceeding, the Indemnitee receives a general and unconditional release with respect to the claim (which shall be in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of violation of any Legal Requirement by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or its business or reputation. If the Indemnitee is controlling the defense of the claim, action, suit or proceeding, the Indemnitee shall not settle the claim, action, suit, or proceeding without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

            (c) Any claim made by a Buyer Indemnified Person or a Seller Indemnified Person that may be made under more than one subsection under Section
7.2 or Section 7.3, as applicable, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

      7.5 Procedure for Indemnification -- Direct Indemnification Claims. A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiations of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated herein (including, without limitation, attorneys' fees and expenses).

      8.2 Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

      8.3 Entire Agreement. This Agreement, including the Disclosure Schedule schedules and exhibits hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

      8.4 Waiver. Any waiver by Buyers, on the one hand, and the Sellers, on the other hand, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 8.5. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

      8.5 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, five (5) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's fax machine). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                  If to a Seller, to:

                  National Investment Managers Inc.
                  830 Third Avenue
                  New York, NY 10022
                  Fax No.: 212-581-7010
                  Attention:  Mr. Leonard A. Neuhaus

                  With a copy to:

                  Cohen Tauber Spievack & Wagner, LLP
                  420 Lexington Avenue, Suite 2400
                  New York, New York 10170
                  Fax No.: 212-586-5095
                  Attention: Adam Stein, Esq.

                  If to Buyer, to:

                  Mr. M. Lane Kerns
                  9097 Briar Forest
                  Houston, Texas 77024
                  Fax No. 713-993-0950

                  With a copy to:

                  Thompson & Knight LLP
                  333 Clay Street, Suite 3300
                  Houston, Texas 77002
                  Fax No.: 832-397-8071
                  Attention:  William T. Heller IV

or to such other address as any party may specify by notice given to the other party in accordance with this Section.

      8.6 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS LOCATED IN THE HARRIS COUNTY, TEXAS AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT.

      8.7 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur, each such party agrees to promptly return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section shall not apply to (a) any information or document in the public domain other than because of the wrongful actions of the disclosing party; (b) information known by or documents in the possession of the receiving party prior to the date of disclosure by the disclosing party; (c) information independently developed by the receiving party without the use or assistance of the disclosing party's information.

      8.8 Further Assurances. At all times after the Closing, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated in this Agreement.

      8.9 Severability. The parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

      8.10 Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and Disclosure Schedule schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

      8.12 Third Parties. Except as expressly permitted by Section 8.9 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

      8.13 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                            SELLERS:

                                            NATIONAL INVESTMENT MANAGERS
                                            INC.

                                            By: /s/Leonard Neuhaus
                                                ------------------
                                            Name: Leonard Neuhaus
                                            Title: CFO

                                            ABR ADVISORS, INC.

                                            By: /s/Leonard Neuhaus
                                                ------------------
                                            Name: Leonard Neuhaus
                                            Title: CFO

                                            BENEFIT MANAGEMENT, INC.

                                            By: /s/Leonard Neuhaus
                                                ------------------
                                            Name: Leonard Neuhaus
                                            Title: CFO

                                            BUYERS:

                                            KERNS ASSET MANAGEMENT, LLC


                                            By: /s/ M. Lane Kerns
                                                ------------------
                                                    M. Lane Kerns, President


                                            M. LANE KERNS and BILLIE KERNS,
                                            tenants in common


                                            /s/M. Lane Kerns
                                            ----------------
                                            M. Lane Kerns


                                            /s/Billie Kerns
                                            ---------------
                                            Billie Kerns


                   [SIGNATURE PAGE - ASSET PURCHASE AGREEMENT]


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